Exhibit 99.1

SouthWest Water Company Receives Nasdaq Notice Letter

LOS ANGELES--(BUSINESS WIRE)--August 13, 2009--SouthWest Water Company (NASDAQ:SWWC), a leading provider of water, wastewater and public works services, today said that on August 11, 2009, it received a Nasdaq Staff Deficiency Letter indicating an additional basis for delisting of the company’s securities from the Nasdaq Stock Market as a result of non-compliance with Nasdaq Marketplace Rule 5250(c)(1), due to the delayed filing of the Quarterly Report on Form 10-Q for the quarter ended June 30, 2009. The letter indicated that the company had until August 18, 2009 to present its views with respect to this additional deficiency to the Nasdaq Hearing Panel. The company intends to respond to the Panel in a timely fashion.

SouthWest Water Company provides a broad range of operations, maintenance and management services, including water production, treatment and distribution; wastewater collection and treatment; customer service; and utility infrastructure construction management. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than a million people in nine states depend on SouthWest Water for high-quality, reliable service. Additional information may be found on the company’s website: www.swwc.com.

CONTACT:
SouthWest Water Company
DeLise Keim
VP Communications
(213) 929-1846
www.swwc.com